NEWS

Exhibit 99.01

MEDIA CONTACT:
Kasey Holman
Media Relations – Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com

INVESTOR CONTACT:
Mike Bishop
Investor Relations – The Blueshirt Group
Phone: 415-217-4968
mike@blueshirtgroup.com

Silicon Image Updates Financial Outlook for Fourth Quarter

Provides 2009 Financial Goals

SUNNYVALE, Calif., December 18, 2008 – Silicon Image, Inc. (NASDAQ: SIMG), a leader in semiconductors and intellectual property for the secure distribution, presentation and storage of high-definition content, today, updated its outlook for projected financial results for the fourth quarter ending December 31, 2008 and provided financial goals for 2009.

Revenue for the fourth quarter is currently expected to be in the range of $56 million to $58 million.  The Company’s previous guidance for fourth quarter revenue was in the range of $68 million to $69 million.  Gross margin for the quarter is expected to be 57% to 58%, which is in line with the Company’s previously stated goals.  Not including restructuring charges, projected GAAP and Non-GAAP operating expenses, remain unchanged and are anticipated to be in the ranges of $40 million to $41 million and $34 million to $35 million, respectively. Non-GAAP operating expenses exclude projected stock based compensation expense of approximately $4 million and amortization of intangible assets of approximately $2 million.

Silicon Image plans to record a restructuring charge, in the fourth quarter, of approximately $4 million to $5 million primarily related to the 10% reduction in staff announced on December 8, 2008.  Finally, the Company expects to have approximately $180 million in cash and no debt on December 31, 2008.

“The fourth quarter of 2008 has been challenging for many companies including Silicon Image,” said Steve Tirado, Silicon Image’s President and CEO. “Although we are making good progress with our new product introduction and design-win programs, revenue generation momentum has slowed due to the unfavorable macroeconomic environment.  Despite the difficult environment, our new products are positioning the Company for the future as we prepare to enter 2009.”

1060 E. Arques Avenue, Sunnyvale, CA 94085     408.616.4000     www.siliconimage.com

The Company also provided the following financial goals for 2009:

●	Continue to be profitable at the operating profit level, excluding stock based compensation expense and amortization of intangible assets in every quarter
●	Continue to generate positive cash flow from operations in every quarter
●	Maintain gross margin in-line with our long-term financial model of 55% to 57%
●
Quarterly GAAP operating expenses of approximately $36 million to $38 million and non-GAAP operating expenses of approximately $30 million to $32 million – Non-GAAP operating expenses exclude stock based compensation expense of approximately $4 million and amortization of intangible assets of approximately $2 million

●	Tax rate of approximately 25%

“We are enhancing our value proposition by helping our customers differentiate their products in the market place,” continued Tirado. “Our new line of port processors has achieved traction with major OEMs for new TVs in 2009. Compelling technologies like InstaportTM, MHL (Mobile High Definition Link) and Steelvine are the key reasons for our design win success.  Our product strategy has strengthened our competitive position as we enter 2009, with the goal of growing quarterly revenue – from the fourth quarter 2008 level – and continuing to achieve gross margin in line with our long-term financial model.  In addition, we have taken steps to continue to reduce operating expenses and generate positive cash flow from operations in every quarter of 2009.”

The Company will host an investor conference call today to discuss the outlook for its fourth quarter financial results at 2:00 p.m. Pacific Time and will web cast that event. To access the conference call, dial 888-438-5491 or 719-325-2375 and enter pass code 4958740. The webcast will be accessible on Silicon Image's investor relations website at http://www.SiliconImage.com. A replay of the conference call will be available within two hours of the conclusion of the conference call through December 23, 2008. To access the replay, please dial 888-203-1112 or 719-457-0820 and enter pass code 4958740.

About Silicon Image, Inc.
Silicon Image, Inc. is a leading provider of semiconductor and intellectual property products for the secure distribution, presentation and storage of high-definition content. With a rich history of technology innovation that includes creating industry standards such as DVI and HDMI, the Company’s solutions facilitate the use of digital content amongst consumer electronics, personal computer (PC) and storage devices, with the goal to securely deliver digital content anytime, anywhere and on any device. Founded in 1995, the Company is headquartered in Sunnyvale, California, with regional engineering and sales offices in China, Germany, Japan, Korea, Taiwan and the United Kingdom. For more information, please visit www.siliconimage.com <http://www.siliconimage.com/>.

NOTE: Silicon Image and Simplay HD are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries. HDMI and High-Definition Multimedia Interface are trademarks or registered trademarks of HDMI Licensing, LLC in the United States and other countries, and are used under license from HDMI Licensing, LLC. All other trademarks and registered trademarks are the property of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements include, but are not limited to, statements related to Silicon Image's future operating results, including design wins in the 2008/2009 customer design win season, revenue, gross margin, operating expenses, cash flow, stock based compensation expense, amortization of intangible assets, restructuring charge in the fourth quarter 2008, profitability, tax rates and cash. These forward-looking statements involve risks and uncertainties, including the Company's ability to secure additional design wins in 2008 and 2009 and to deliver financial performance in-line with its stated goals and other risks and uncertainties described from time to time in Silicon Image's filings with the Securities and Exchange Commission (SEC). These risks and uncertainties could cause the actual results to differ materially from those anticipated by these forward-looking statements. In addition, see the Risk Factors section of the most recent Form 10-K filed by Silicon Image with the U.S. Securities and Exchange Commission. These forward-looking statements are made of the date of this press release, and Silicon Image assumes no obligation to update any such forward-looking information.

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1060 E. Arques Avenue, Sunnyvale, CA 94085     408.616.4000     www.siliconimage.com